As filed with the U.S. Securities and Exchange Commission on October 30, 2023.
Registration No. 333-184866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-184866
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Fiesta Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

90-0712224
(I.R.S. Employer Identification Number)

Fiesta Restaurant Group, Inc.
14800 Landmark Boulevard, Suite 500
Dallas, Texas 75254
(972) 702-9300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dirk Montgomery
President and Chief Executive Officer
Fiesta Restaurant Group, Inc.
14800 Landmark Boulevard, Suite 500
Dallas, Texas 75254
(972) 702-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Tim Cruickshank, P.C.
Mathieu Kohmann
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York
(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (No. 333-184866) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on November 9, 2012, registering the offer and sale of up to 6,559,739 shares of Common Stock by selling stockholders (the “Registration Statement”).

On August 6, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Fiesta Holdings, LLC, a Delaware limited liability company (“Parent”), and Fiesta Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on October 30, 2023, Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent.

In connection with the Merger, the Company is terminating any offering of the Company’s securities pursuant to the Registration Statement and deregistering any and all securities registered but unsold or otherwise unissued under the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and terminates the effectiveness of the Registration Statement. The Registration Statement are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on August 7, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30th day of October, 2023.

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	President, Chief Executive Officer and Director
(Principal Executive Officer and Principal Accounting and Financial Officer)